UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2008

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

                Departure of Principal Officer and Compensatory Arrangement — David P. Southwell

                On May 14, 2008, Sepracor Inc. (the “Company”) and David P. Southwell entered into a Severance and Consulting Agreement (the “Consulting Agreement”) pursuant to which Mr. Southwell agreed to resign as the Company’s Chief Financial Officer on May 20, 2008.  Following such resignation date, Mr. Southwell will continue to serve as a consultant to the Company through December 31, 2008 to assist in the transition of his work and to provide such other advice and assistance on corporate projects as reasonably requested by the Company’s Chief Executive Officer.  During this consulting period, the Company will pay Mr. Southwell a consulting fee based on an annual rate of $530,000, payable in bi-weekly installments.

                The Consulting Agreement also provides for the following severance benefits to Mr. Southwell: (a) for a period of 24 months following the conclusion of the consulting period described above (the “Severance Period), a severance payment equal to $795,000 per year, payable in bi-weekly installments, (b) continued healthcare benefits and (c) continued use of a Company vehicle.  During the Severance Period, Mr. Southwell agrees that he will not directly or indirectly compete with the Company’s business or solicit or hire Company employees.

                Appointment of Principal Officer and Compensatory Arrangement — Robert F. Scumaci

                On May 14, 2008, the Company’s Board of Directors appointed Robert F. Scumaci, the Company’s Executive Vice President, Corporate Finance, Administration and Technical Operations, to the position of Chief Financial Officer, effective May 20, 2008.  On May 14, 2008, the Company and Mr. Scumaci entered into an employment agreement pursuant to which Mr. Scumaci is entitled to (a) a minimum annual base salary of $520,000, (b) a minimum annual performance-based bonus target of 50% of his then base salary and (c) an automobile allowance or a leased automobile with a retail value of up to $60,000. The term of Mr. Scumaci’s employment agreement is five years, but may be terminated earlier (a) at the Company’s election for cause (as defined in the employment agreement), (b) upon Mr. Scumaci’s death or disability, (c) by Mr. Scumaci for good reason (as defined in the employment agreement) or (d) by Mr. Scumaci or the Company upon 60 days’ notice to the other.  Mr. Scumaci’s employment agreement also provides that he will not directly or indirectly compete with the Company’s business and will not solicit or hire Company employees for a period of 12 months following the termination of his employment.

                Mr. Scumaci is entitled to the following severance payments in the event his employment is terminated by the Company without cause or if he terminates his employment for good reason:  (a) continued payment of his then base salary for 24 months following termination, (b) the pro rated portion of the bonus that he would have otherwise received during the year that he was terminated, (c) an amount equal to 1.5 times the average bonus that he earned during the two years prior to his termination, payable in equal installments over a 24 month period, and (d) 24 months of continued health care benefit coverage.  In all other events of termination, he is entitled to accrued salary and bonus payments then due to him.

                Mr. Scumaci’s employment agreement supersedes all prior agreements relating to the same subject matter, other than the Executive Retention Agreement by and between Mr. Scumaci and the Company, dated February 1, 2002, which has previously been filed with the Securities and Exchange Commission.

                Compensatory Arrangement — Mark H.N. Corrigan

                On May 14, 2008, the Company and Mark H.N. Corrigan entered into an employment agreement pursuant to which Dr. Corrigan has agreed to continue to serve as Executive Vice-President, Research and Development of the Company and is entitled to (a) a minimum annual base salary of $545,000, (b) a minimum annual performance-based bonus target of 50% of his then base salary and (c) an automobile allowance or a leased automobile with a retail value of up to $60,000.  The term of Dr. Corrigan’s employment agreement is five years, but may terminated earlier (a) at the Company’s election for cause (as defined in the employment agreement), (b) upon Dr. Corrigan’s death or disability, (c) by Dr. Corrigan for good reason (as defined in the employment agreement) or (d) by Dr. Corrigan or the Company upon 60 days’ notice to the other.  Dr. Corrigan’s employment agreement also provides that he will not directly or indirectly compete with the Company’s business and will not solicit or hire Company employees for a period of 12 months following the termination of his employment.

                Dr. Corrigan is entitled to the following severance payments in the event his employment is terminated by the Company without cause or if he terminates his employment for good reason:  (a) continued payment of his then base salary for 18 months following termination, (b) the pro rated portion of the bonus that he would have otherwise received during the year that he was terminated, (c) an amount equal to 1.5 times the average bonus that he earned during the two years prior to his termination, payable in equal installments over a 24 month period, and (d) 18 months of continued health care benefit coverage.  In all other events of termination, he is entitled to accrued salary and bonus payments then due to him.

                Dr. Corrigan’s employment agreement supersedes all prior agreements relating to the same subject matter, other than the Executive Retention Agreement by and between Dr. Corrigan and the Company, dated April 17, 2003, which has previously been filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: May 15, 2008	By:	/s/ Andrew I. Koven
	Name:	Andrew I. Koven
	Title:	Executive Vice President, General Counsel and Corporate Secretary